Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Financial Statements” in the Prospectus and “Experts” in the Statement of Additional Information and to the use of our reports dated March 31, 2006 with respect to the financial statements of EquiTrust Life Variable Account and February 3, 2006 with respect to the financial statements and schedules of EquiTrust Life Insurance Company, filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 10 to the Registration Statement (Form N-6 No. 333-31482) under the Securities Act of 1933 and Amendment No. 8 to the Registration Statement (Form N-6 No. 811-08641) under the Investment Company Act of 1940, and related Prospectus of EquiTrust Life Variable Account (Flexible Premium Last Survivor Variable Life Insurance Policy) dated May 1, 2006.

/s/ Ernst & Young LLP

Des Moines, Iowa

April 24, 2006